EXHIBIT 99.3
                            [AMERICAN EXPRESS LOGO]

                                     2003
                                 Third Quarter
                              Earnings Supplement




The enclosed summary should be read in conjunction with the text and statistical tables included in American Express Company's (the "Company" or "AXP") Third Quarter 2003 Earnings Release.


-------------------------------------------------------------------------
This summary contains certain forward-looking statements that are subject to risks and uncertainties and speak only as of the date on which they are made. Important factors that could cause actual results to differ materially from these forward-looking statements, including the Company's financial and other goals, are set forth on page 19 herein and in the Company's 2002 10-K Annual Report, and other reports, on file with the Securities and Exchange Commission.
-------------------------------------------------------------------------

                           AMERICAN EXPRESS COMPANY
                              THIRD QUARTER 2003
                                  HIGHLIGHTS

o The Company achieved third quarter diluted EPS of $0.59, an increase of 13% versus EPS of $0.52 last year. GAAP revenues increased 9%. For the trailing 12 months, ROE was 20%.

     -   3Q '03 included:
         --   A $29MM reduction in tax expense at AEFA due to adjustments related to the finalization of the 2002 tax return filed during the quarter and the publication of favorable technical guidance related to the taxation of dividend income;
         --   $13MM ($8MM after-tax) of net investment losses at AEFA;
         --   A net benefit of $2MM ($1MM after-tax) resulting from Deferred
              Acquisition Cost (DAC) related adjustments arising from AEFA's annual third quarter review of underlying DAC assumptions and dynamics (see discussion on page 15);
         --   Increased legal and acquisition-related costs at AEFA; and
         --   A net pretax benefit of $2MM ($1MM after-tax) at AEB
              representing adjustments to the 3Q '02 restructuring charge for severance and other costs.

     -   3Q '02 included:
         -- A net $18MM increase in expenses from DAC amortization adjustments arising from AEFA's annual third quarter review of DAC-related assumptions (see discussion on page 15);
         -- Net pre-tax gains of $9MM ($6MM after-tax) at TRS related to the securitization of U.S. Lending receivables, which for "managed" reporting purposes are assumed to be offset by higher marketing and promotion costs and other operating expenses (see discussion of "managed basis" on page 8);
         -- The final Lehman Brothers preferred dividend of $23MM ($20MM after-tax), which was offset by business-building initiatives; and
         -- A net pre-tax benefit of $2MM ($1MM after-tax) at AEB primarily reflecting adjustments to 2001's aggregate restructuring charge reserve.

In July 2003, the Company indicated it expected diluted earnings per share before accounting changes to exceed the then current 2003 Wall Street consensus of $2.26. However, in light of the Company's plans to increase spending on business-building initiatives during the second half of the year, such 2003 earnings per share were not likely to exceed $2.29. The Company met all three of its long-term financial targets in the quarter while substantially increasing the level of investment spending designed to generate both short- and long-term growth. The Company plans to continue a higher level of spending through the remainder of 2003. In light of the Company's business momentum, it believes that 2003 earnings per share before accounting changes will be at the high end of its previous guidance of $2.26 to $2.29.


o    Compared with the third quarter of 2002:

     - Worldwide billed business increased 15% on continued strong consumer and small business spending, and improved Corporate Services spending. A comparatively weaker U.S. dollar benefited the reported growth rate by 3%;

         -- Worldwide average spending per basic card in force increased 10% versus last year (up 8% adjusted for foreign exchange translation);

     - TRS' worldwide lending balances on an owned basis of $22.6B increased 14%, while on a managed basis, worldwide lending balances of $42.1B were also up 14% (see discussion of "managed basis" on page 8);

     - Card credit quality continued to be well controlled and reserve coverage ratios remained strong;

     - Worldwide cards in force of 59.6MM increased 6%, up 3.2MM from last year and 1.0MM during 3Q '03; and,

     - AEFA assets owned, managed and administered of $340B were up 53% vs. last year primarily reflecting the benefit of $85B of Threadneedle owned and managed assets acquired effective 9/30/03. Excluding Threadneedle, AEFA assets owned, managed and administered rose 15%.

                           AMERICAN EXPRESS COMPANY
                              THIRD QUARTER 2003
                              HIGHLIGHTS (Cont'd)


o    Additional items of note included:

     -   The Company recently completed two acquisitions:
         -- Effective 9/30/03, AEFA completed its acquisition of Threadneedle Asset Management, one of the premier asset management organizations in the U.K., for (Pounds Sterling) 340 MM (approximately $565 MM at then current exchange rates).
              As a result, $3.6B of owned assets and $81.1B of assets under management have been consolidated into the Company's period-end balance sheet and statistical information, respectively. No income statement items were impacted by the consolidation.
         -- On 10/7/03, the Company announced the completion of the acquisition of Rosenbluth International, a leading global travel management company with more than $3B of travel volume.
         -- Both of these transactions are expected to have no material impact on the Company's EPS in 2003, but are expected to be slightly accretive to EPS in 2004 with additional benefits in future years.

     - Marketing, promotion, rewards and cardmember services costs at TRS increased 25% versus 3Q '02 (on top of an 18% year-over-year increase in 3Q '02) and 8% versus 2Q '03 as proactive business building activities continued. Improved metric performance during the quarter reflected the benefits of the increased spending since last year.

     - Lower funding costs continued to provide benefits.

     - The Company's reengineering initiatives are on track to deliver the additional $1B of benefits targeted for the year, including significant carry-over benefits from certain initiatives begun in prior periods. To date, these initiatives have continued to provide substantial year-over-year expense comparison benefits. In addition, revenue-related reengineering activities are driving a growing proportion of the total benefits, including approximately 25% of the benefits expected to be delivered in 2003. Compared with last quarter and last year, the total employee count is flat. Compared with 12/31/01, the total employee count is down 9,200, or 11%. Compared with last quarter and last year, the total employee count is flat, despite the addition of Threadneedle employees. Compared with 12/31/01, the total employee count is down 9,200, or 11%.

     - As previously announced, the Company began expensing options in 2003. The effect was not material, but other compensation adjustments to offset a reduction in option grants to mid-level managers contributed to the 10% increase in human resource expense.

                           AMERICAN EXPRESS COMPANY
                              THIRD QUARTER 2003
                              HIGHLIGHTS (Cont'd)


o American Express continued to invest in growth opportunities through expanded products and services. During the quarter, we:

     - Introduced the International Dollar Platinum Card throughout Latin America and the Caribbean;
     - Launched the American Express Platinum Membership Rewards Credit Card in New Zealand, offering more substantial rewards and points earning potential than any other card in the market;
     - Announced the American Express Qantas Corporate Card, which will offer cash rebates on Qantas air travel and an exclusive Qantas Club Business membership rate to small and mid-sized companies charging air travel to the card;
     - Launched the Nations Trust Bank American Express Personal and Gold Credit Cards for the Sri Lankan market through an Independent Operator agreement with Nations Trust;
     - Announced a partnership with premier Canadian retailer Holt Renfrew to replace their existing in-store credit card with American Express co-branded charge and credit card products;
     - Introduced a new service available to residents of Related Rentals properties in New York that allows them to make monthly rent payments with an American Express Card;
     - Announced the launch of Expense Management Reports, a free, online tool available to Cardmembers through OPEN: The Small Business Network, providing access to detailed and customized information about charges incurred on their business credit or charge card accounts;
     - Extended the OPEN Network's lending business by partnering with Costco to provide lines of credit and installment loans to qualified Costco Business Gold and Executive Members;
     - Expanded our services to mid-sized Corporate Cardmembers to include discounts of up to 25% with Starwood Hotels and car rental companies Avis and Budget;
     - Announced an agreement with Travelscene to create one of the largest travel networks in Australia with more than 650 offices across every state and territory;
     - Signed a co-brand card agreement with mobile telecommunications company E-Plus, a leader in the German mobile telecommunications market; and
     - Announced the pilot expansion in the greater Phoenix, Arizona area of ExpressPay from American Express, a fee-free key fob powered by radio frequency technology that offers a quick, convenient and contactless way to make everyday purchases.

                           AMERICAN EXPRESS COMPANY
                              THIRD QUARTER 2003
                              HIGHLIGHTS (Cont'd)


o In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46), which addresses consolidation by business enterprises of variable interest entities (VIEs). In October 2003, the FASB issued a statement delaying until December 31, 2003 the effective date of FIN 46. As previously disclosed, the entities primarily impacted by FIN 46, which the Company may consolidate, relate to structured investments, including collateralized debt obligations (CDOs) and secured loan trusts (SLTs), which are both managed and partially owned in the Company's AEFA operating segment. FIN 46 does not impact the accounting for qualified special purpose entities as defined by SFAS No. 140, such as the Company's credit card securitizations, as well as the CDO-related securitization trust established in 2001.
         That trust contains a majority of the Company's rated CDOs whose retained interests had a carrying value of $734MM at 9/30/03. Of that total, $551MM is considered investment grade.

         The CDO entities impacted by FIN 46 contain debt issued to investors that is non-recourse to the Company and solely supported by portfolios of high-yield bonds and loans. AEFA manages the portfolios of high-yield bonds and loans for the benefit of CDO debt held by investors and often retains an interest in the residual and rated debt tranches of the CDO structures. The SLTs provide returns to investors primarily based on the performance of an underlying portfolio of high-yield loans that are generally managed by the Company.

         Detailed interpretations of FIN 46 continue to emerge and the FASB's statement delaying its implementation indicated the FASB intends to issue further interpretations over the next few months. Accordingly, the Company decided to delay its planned 3Q '03 adoption of FIN 46 until the revised effective date of December 31, 2003. In July, 2003 the Company preliminarily estimated that the consolidation of FIN 46-related entities could result in a cumulative effect of accounting change that would reduce 3Q '03 net income through a non-cash charge of approximately $150MM ($230MM pre-tax) with the consolidation of up to $2B of related assets. Based on the Company's current interpretation of the rules and the market factors as of 9/30/03, the charge would be lower than preliminarily estimated. However, the charge upon adoption will be dependent upon further interpretations of FIN 46 and market factors as of 12/31/03. The Company's maximum cumulative exposure to pre-tax loss through the maturity of the entities consolidated pursuant to FIN 46 is represented by their carrying values at September 30, 2003. The carrying values include CDO residual tranches and the SLTs having an adjusted cost basis of $18MM and $679MM, respectively.

         The initial charge related to the application of FIN 46 for CDOs and SLTs will have no cash flow effect on the Company. Ongoing valuation adjustments specifically related to the application of FIN 46 to the CDOs are also non-cash items, and will be reflected in the Company's quarterly results until maturity. As such, we would expect the aggregate gains or losses related to the CDOs, including the 12/31/03 charge, to reverse themselves over time as the structures mature, because the debt issued to the investors in the CDOs is non-recourse to the Company, and further reductions in the value of the related assets will be absorbed by the third party investors. To the extent losses are incurred in the SLT portfolio, further charges could be incurred under FIN 46.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                                 CONSOLIDATED

(Preliminary)
                        Condensed Statements of Income
                            (Unaudited, GAAP basis)

                                                                                Quarters Ended               Percentage
(millions)                                                                       September 30,               Inc/(Dec)
                                                                          ----------------------------      -----------
                                                                            2003                  2002
                                                                            ----                  ----
Revenues:
     Discount revenue                                                     $2,221                $1,967           13%
     Interest and dividends, net                                             730                   759           (4)
     Management and distribution fees                                        603                   551           10
     Net card fees                                                           462                   439            5
     Cardmember lending net finance charge revenue                           450                   380           18
     Travel commissions and fees                                             349                   342            2
     Other commissions and fees                                              514                   490            5
     Insurance and annuity revenues                                          345                   303           14
     Securitization income, net                                              327                   298           10
     Other                                                                   418                   378           10
                                                                           -----                 -----
          Total revenues                                                   6,419                 5,907            9
                                                                           -----                 -----
Expenses:
     Human resources                                                       1,559                 1,414           10
     Provision for losses and benefits                                     1,080                 1,073            1
     Marketing, promotion, rewards and cardmember services                 1,016                   805           26
     Interest                                                                239                   264          (10)
     Restructuring charges                                                    (2)                   (2)          32
    Other operating expenses                                               1,463                 1,394            5
                                                                           -----                 -----
          Total expenses                                                   5,355                 4,948            8
                                                                           -----                 -----
Pre-tax income                                                             1,064                   959           11
Income tax provision                                                         294                   272            8
                                                                           -----                 -----
Net income                                                                  $770                  $687           12
                                                                           =====                 =====
EPS:
      Basic                                                                $0.60                 $0.52           15
                                                                           =====                 =====
      Diluted                                                              $0.59                 $0.52           13
                                                                           =====                 =====

o    Net income increased 12%.

o CONSOLIDATED REVENUES: Revenues increased 9% due to greater discount revenues, increased lending net finance charge revenue, higher management and distribution fees, higher net securitization income, larger insurance and annuity revenues, and higher net card fees. Consolidated revenue growth versus last year reflected 8% growth at TRS and 10% growth at AEFA, while AEB's revenues were flat.
     - Translation of foreign currency revenues contributed approximately 2% of the 9% revenue growth rate.

o CONSOLIDATED EXPENSES: Expenses were up 8%, reflecting higher marketing, promotion, rewards and cardmember services expense, greater human resources costs and increased other operating expenses. These increases were partially offset by lower charge card funding costs and the benefits of reengineering activities and expense control initiatives. Consolidated expenses reflected increases versus last year of 7% at TRS, 10% at AEFA and a 1% decline at AEB.
     - Translation of foreign currency expenses contributed approximately 2% of the 8% expense growth rate.

o The pre-tax margin was 16.6% in 3Q '03 versus 17.3% in 2Q '03 and 16.2% in 3Q '02.

o The effective tax rate was 28% in 3Q '03 versus 31% in 2Q '03 and 28% in 3Q '02.

o As of September 30, 2003, the company incurred total expenditures of approximately $238MM related to the September 11th terrorist attacks that are expected to be substantially covered by insurance and, consequently, did not impact results.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                             CONSOLIDATED (Cont'd)


o SHARE REPURCHASES: During 3Q '03, 6MM shares were repurchased. In light of the Threadneedle and Rosenbluth acquisitions and their impact on capital, we expect share repurchase activity during 4Q '03 will remain lower than the first half of the year.

     - Since the inception of repurchase programs in September 1994, 423MM shares have been acquired under Board authorizations to repurchase up to 570MM shares, including purchases made under agreements with third parties.

                                                                                         Millions of Shares
                                                                           ------------------------------------------------
     -    AVERAGE SHARES:                                                     3Q '03            2Q '03            3Q '02
                                                                              ------            ------            ------
           Basic                                                               1,278             1,283             1,323
                                                                              ======            ======             =====
           Diluted                                                             1,297             1,295             1,330
                                                                              ======            ======             =====

     -    ACTUAL SHARES:

           Shares outstanding - beginning of period                            1,286             1,298             1,332
           Repurchase of common shares                                            (6)               (5)              (13)
           Prepayments - 3rd party share purchase agreements                       -               (9)                 -
           Net settlements - 3rd party share purchase agreements                   -                (1)                6
           Employee benefit plans, compensation and other                          5                 3                 -
                                                                              ------            ------            ------
           Shares outstanding - end of period                                  1,285             1,286             1,325
                                                                              ======             =====             =====

o SUPPLEMENTAL INFORMATION - MANAGED NET REVENUES: The following supplemental revenue information is presented on the basis used by management to evaluate operations. It differs in two respects from the GAAP basis revenues, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP). First, revenues are presented as if there had been no asset securitizations at Travel Related Services (TRS). This format is generally termed on a "managed basis", as further discussed in the TRS section of this Earnings Supplement. Second, revenues are considered net of American Express Financial Advisors' (AEFA) provisions for losses and benefits for annuities, insurance and investment certificate products, which are essentially spread businesses, as further discussed in the AEFA section of this Earnings Supplement. A reconciliation of consolidated revenues from a GAAP to net managed basis is as follows:


   (millions)                                                                              Percentage
                                                         3Q '03            3Q '02          Inc/(Dec)
                                                        -------           -------          ----------
   GAAP revenues                                        $ 6,419           $ 5,907              9%
      Effect of TRS securitizations                         255               278
      Effect of AEFA provisions                            (535)             (487)
                                                        -------           -------
   Managed net revenues                                 $ 6,139           $ 5,698              8%
                                                        =======           =======

     - Consolidated net revenues on a managed basis increased 8% versus last year due to greater discount revenues, higher cardmember loan balances, increased management and distribution fees, larger insurance and annuity revenues, and higher card fees.


                              CORPORATE AND OTHER


o The net expense was $60MM in 3Q '03 compared with $43MM in 3Q '02 and $56MM in 2Q '03. The increase versus last year reflects a relatively lower tax benefit rate as a result of the discontinuation of the Lehman preferred dividend, which had been taxed at the favorable corporate dividend rate, and higher interest expense related to additional corporate debt issuances.

     - 3Q '02 includes the final Lehman Brothers preferred dividend of $23MM ($20MM after-tax), based on Lehman's results for the six months ended 5/31/02. This dividend was offset by business building initiatives.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                            TRAVEL RELATED SERVICES

(Preliminary)
                             Statements of Income
                            (Unaudited, GAAP basis)

                                                                              Quarters Ended                  Percentage
(millions)                                                                     September 30,                  Inc/(Dec)
                                                                     ---------------------------------      ----------------
                                                                            2003                 2002
                                                                            ----                 ----
Net revenues:
     Discount revenue                                                     $2,221               $1,967              13%
     Net card fees                                                           462                  439               5
     Lending:
       Finance charge revenue                                                566                  504              12
       Interest expense                                                      116                  124              (7)
                                                                          ------               ------
         Net finance charge revenue                                          450                  380              18
     Travel commissions and fees                                             349                  342               2
     Other commissions and fees                                              465                  467               -
     TC investment income                                                     90                   96              (7)
     Securitization income, net                                              327                  298              10
     Other revenues                                                          394                  406              (3)
                                                                          ------               ------
         Total net revenues                                                4,758                4,395               8
                                                                          ------               ------
Expenses:
     Marketing, promotion, rewards and cardmember services                   994                  796              25
     Provision for losses and claims:
       Charge card                                                           213                  191              11
       Lending                                                               279                                  (13)
                                                                                                  319
       Other                                                                  31                   38             (18)
                                                                          ------               ------
         Total                                                               523                  548              (5)
                                                                          ------               ------
     Charge card interest expense                                            186                  249             (25)
     Human resources                                                         938                  871               8
     Other operating expenses                                              1,225                1,133               8
                                                                          ------               ------
         Total expenses                                                    3,866                3,597               7
                                                                          ------               ------
Pre-tax income                                                               892                  798              12
Income tax provision                                                         286                  245              16
                                                                          ------               ------
Net income                                                                  $606                 $553              10
                                                                          ======               ======

o    Net income increased 10%.

o The pre-tax margin was 18.8% in 3Q '03 versus 19.8% in 2Q '03 and 18.2% in 3Q '02.

o    The effective tax rate was 32% in 3Q '03 and 2Q '03 versus 31% in 3Q '02.

o IMPACT OF SECURITIZATIONS: There were no incremental securitizations during 3Q '03, however, during 3Q '02, TRS recognized a net pre-tax gain of $9MM ($6MM after-tax) related to the incremental securitization of U.S. Lending receivables. 3Q '02 activity related to new securitizations of $1.8B and a maturity of $2.0B of prior securitizations. The average balance of Cardmember lending securitizations was $19.4B in 3Q '03 versus $17.4B in 3Q '02.

     - SECURITIZATION INCOME, NET increased 10% in 3Q '03 as a result of a higher average balance of Cardmember lending securitizations.
          -- Securitization income, net represents revenue related to the Company's securitized loan receivables, which includes gains on securitizations, net finance charge revenue on retained interests in securitized loans and servicing income net of related discounts.
     - NET FINANCE CHARGE REVENUE increased 18%, reflecting an increase in the average balance of the owned portfolio for the period, partially offset by a lower yield.
     - OTHER REVENUES decreased 3% as a result of lower interest income on investment and liquidity pools held within card funding vehicles and lower ATM revenues, partially offset by larger insurance premiums.
     - THE LENDING PROVISION declined 13% reflecting strong credit quality in the lending portfolio.
     - The above GAAP basis items relating to net finance charge revenue, other revenues, and lending provision reflect the owned portfolio only. "Owned basis" credit quality statistics are available in the Third Quarter 2003 Earnings Release on the TRS Selected Statistical Information page.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                       TRAVEL RELATED SERVICES (Cont'd)

SUPPLEMENTAL INFORMATION - MANAGED BASIS: The following supplemental table includes information on both a GAAP basis and a "managed" basis. The managed basis presentation assumes there have been no securitization transactions, i.e., all securitized Cardmember loans and related income effects are reflected as if they were in the Company's balance sheet and income statement, respectively.

The Company presents TRS information on a managed basis because that is the way the Company's management views and manages the business. Management believes that a full picture of trends in the Company's Cardmember lending business can only be derived by evaluating the performance of both securitized and non-securitized Cardmember loans. Asset securitization is just one of several ways for the Company to fund Cardmember loans.

Use of a managed basis presentation, including non-securitized and securitized Cardmember loans, presents a more accurate picture of the key dynamics of the Cardmember lending business, avoiding distortions due to the mix of funding sources at any particular point in time. For example, irrespective of the mix, it is important for management and investors to see metrics, such as changes in delinquencies and write-off rates, for the entire Cardmember lending portfolio because it is more representative of the economics of the aggregate Cardmember relationships and ongoing business performance and trends over time. It is also important for investors to see the overall growth of Cardmember loans and related revenue and changes in market share, which are all significant metrics in evaluating the Company's performance and which can only be properly assessed when all non-securitized and securitized Cardmember loans are viewed together on a managed basis.

The following table compares and reconciles the GAAP basis TRS income statements to the managed basis information, where different.


                                                                                       Effect of Securitizations (unaudited)
                                                                            -------------------------------------------------------
 (preliminary, millions)
                                                                                Securitization
                                              GAAP Basis (unaudited)                Effect                   Managed Basis
-------------------------------------------------------------------------   ----------------------  -------------------------------
                                                             Percentage                                                   Percentage
Quarters Ended September 30,               2003       2002   Inc/(Dec)        2003       2002          2003       2002   Inc/(Dec)
-------------------------------------------------------------------------   ----------------------  -------------------------------
Net revenues:
  Discount revenue                       $2,221     $1,967        13%
  Net card fees                             462        439         5
  Lending:
    Finance charge revenue                  566        504        12          $611      $ 630        $1,177    $ 1,134         4%
    Interest expense                        116        124        (7)           74         98           190        222       (15)
-------------------------------------------------------------------------   ----------------------  -------------------------------
      Net finance charge revenue            450        380        18           537        532           987        912         8
  Travel commissions and fees               349        342         2
  Other commissions and fees                465        467         -            45         48           510        515        (1)
  TC investment income                       90         96        (7)
  Securitization income, net                327        298        10          (327)      (298)            -          -         -
  Other revenues                            394        406        (3)            -         (4)          394        402        (2)
-------------------------------------------------------------------------   ----------------------  -------------------------------
        Total net revenues                4,758      4,395         8           255        278         5,013      4,673         7
-------------------------------------------------------------------------   ----------------------  -------------------------------
Expenses:
  Marketing, promotion, rewards
    and cardmember services                 994        796        25             -         (5)          994        791        26
  Provision for losses and claims:
    Charge card                             213        191        11
    Lending                                 279        319       (13)          255        291           534        610       (12)
    Other                                    31         38       (18)
-------------------------------------------------------------------------   ----------------------  -------------------------------
      Total                                 523        548        (5)          255        291           778        839        (7)
  Charge card interest expense              186        249       (25)            -         (4)          186        245       (24)
  Human resources                           938        871         8
  Other operating expenses                1,225      1,133         8             -         (4)        1,225      1,129         9
-------------------------------------------------------------------------   ----------------------  -------------------------------
        Total expenses                    3,866      3,597         7           $255      $ 278        $4,121    $ 3,875         6
-------------------------------------------------------------------------   ----------------------  -------------------------------
Pre-tax income                              892        798        12
Income tax provision                        286        245        16
-------------------------------------------------------------------------
Net income                                 $606       $553        10
-------------------------------------------------------------------------

The following discussion addresses results on a managed basis.

o Managed basis net revenue rose 7% from higher Cardmember spending, larger lending balances and increased cards in force.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                       TRAVEL RELATED SERVICES (Cont'd)

o The 6% higher managed basis expenses reflect greater marketing, promotion, rewards and cardmember services costs, higher human resources expenses and increased other operating expenses, partially offset by lower interest costs, reduced provisions for losses and cost control initiatives.

o DISCOUNT REVENUE: A 15% increase in billed business and a lower discount rate yielded a 13% increase in discount revenue.

     - The average discount rate was 2.60% in 3Q '03 versus 2.59% in 2Q '03 and 2.63% in 3Q '02. The increase versus last quarter reflects the relative strengthening of corporate T&E spending during the quarter. The decline versus last year primarily reflects the cumulative impact of stronger than average growth in the lower rate retail and other "everyday spend" merchant categories (e.g., supermarkets, discounters, etc.).
         -- We believe the AXP value proposition is strong. However, as indicated in prior quarters, continued changes in the mix of business, volume related pricing discounts and selective repricing initiatives will probably continue to result in some rate erosion over time.


                                                                            Quarters Ended                   Percentage
                                                                             September 30,                    Inc/(Dec)
                                                                   ----------------------------------      ----------------
                                                                           2003               2002
                                                                         ------             ------
      Card billed business (billions):
           United States                                                  $66.3              $58.2                14%
           Outside the United States                                       22.5               19.4                16
                                                                         ------             ------
           Total                                                          $88.8              $77.6                15
                                                                         ======             ======

      Cards in force (millions):
           United States                                                   36.2               34.8                 4
           Outside the United States                                       23.4               21.6                 9
                                                                         ------             ------
           Total                                                           59.6               56.4                 6
                                                                         ======             ======

      Basic cards in force (millions):
           United States                                                   27.3               26.7                 2
           Outside the United States                                       19.3               17.8                 9
                                                                         ------             ------
           Total                                                           46.6               44.5                 5
                                                                         ======             ======

      Spending per basic card in force (dollars) (a):
           United States                                                 $2,424             $2,175                11
           Outside the United States                                     $1,442             $1,330                 8
           Total                                                         $2,101             $1,906                10

      (a) Proprietary card activity only.

     - BILLED BUSINESS: The 15% increase in worldwide billed business resulted from a 10% increase in spending per basic cardmember and 6% growth in cards in force.
         -- U.S. billed business was up 14% reflecting growth of 15% within the consumer card business, a 20% increase in small business activity and a 7% improvement in Corporate Services volume.
            - Spending per basic card in force increased 11%.
         -- Excluding the impact of foreign exchange translation:
            - Worldwide billed business and spending per
              proprietary basic card in force increased 12% and 8%, respectively.
            - Total billed business outside the U.S. was up 7%
              reflecting mid double-digit improvement in Latin America, high single-digit increases in Asia and in Canada, and a mid-single digit increase in Europe.
            - Within our proprietary business, billed business
              outside the U.S. reflected growth in consumer and small business spending of 9% and a 3% increase in Corporate Services volumes.
            - Spending per proprietary basic card in force outside the U.S.
              fell 1%.
         -- U.S. non-T&E related volume categories (which represented approximately 65% of 3Q '03 U.S. billed business) grew 18%, while T&E volumes rose 8%, reflecting improved growth across all T&E industries.
         -- U.S. airline related volume, which represented approximately 12% of total volumes during the quarter, rose 7%. Worldwide airline volumes, which represented approximately 13% of total volumes during the quarter, increased 10% on 5% growth in transaction volume and a 5% increase in the average airline charge.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                       TRAVEL RELATED SERVICES (Cont'd)


o    DISCOUNT REVENUE (cont'd):

     - CARDS IN FORCE worldwide rose 6% versus last year on higher card acquisitions and an improved average customer retention level.
          -- U.S. cards in force rose 500K during the quarter on continued benefits of stepped up acquisition spending within the consumer and small business segments.
         -- Outside the United States, 500K cards in force were added during the quarter on growth in both proprietary and network partnership cards.

o NET CARD FEES: Rose 5% due to higher cards in force and the benefit of selected annual fee increases. The average annual fee per proprietary card in force was $35 in 3Q '03, versus $34 in 2Q '03 and in 3Q '02.

o NET FINANCE CHARGE REVENUE: Rose 8% on 15% growth in average worldwide lending balances.

     - The yield on the U.S. portfolio was 8.9% in 3Q '03 and in 2Q '03, and 9.7% in 3Q '02. The decrease versus last year reflects an increase in the proportion of the portfolio on introductory rates and the evolving mix of products toward more lower-rate offerings, partially offset by lower funding costs.

o TRAVEL COMMISSIONS AND FEES: Increased 2% on a 2% increase in travel sales reflecting modest improvement within the travel environment. The revenue earned per dollar of sales was down versus last quarter, but flat with last year (9.3% in 3Q '03 and in 3Q '02 versus 9.6% in 2Q '03).

o TC INVESTMENT INCOME: Fell 7% due to a decline in the pre-tax yield, partially offset by slightly higher average investments. TC sales fell 13% versus last year.

o OTHER COMMISSIONS AND FEES: Decreased 1% as lower foreign exchange fees were offset by higher card fees and assessments.

o OTHER REVENUES: Decreased 2% as lower interest income on investment and liquidity pools held within card funding vehicles and lower ATM revenues were partially offset by larger insurance premiums.

o MARKETING, PROMOTION, REWARDS AND CARDMEMBER SERVICES EXPENSES: Increased 26% on the continuation of brand advertising activities, more loyalty marketing, a step-up in selected card acquisition activities and higher rewards costs, reflecting a continued increase in cardmember loyalty program participation.

o OTHER PROVISIONS FOR LOSSES AND CLAIMS: Decreased 18% as lower insurance claims were partially offset by higher merchant-related reserves.

o CHARGE CARD INTEREST EXPENSE: Was down 24% due to a lower effective cost of funds, partially offset by a higher average receivable balance.

o HUMAN RESOURCE EXPENSES: Increased 8% versus last year as merit increases, higher employee benefits and greater management incentive costs were offset by the benefits of reengineering.
     - The employee count at 9/03 of 62,600 was down 600 versus 9/02, down
       800 versus 6/03, and down approximately 9,300, or 13%, versus 12/31/01.

o OTHER OPERATING EXPENSES: Increased 9% reflecting, in part, the impact of greater business and service volume-related costs. These increases were partially offset by reengineering initiatives and cost containment efforts.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                       TRAVEL RELATED SERVICES (Cont'd)


o    CREDIT QUALITY:

     -   Overall credit quality improved during the quarter.

     - The provision for losses on charge card products increased 11% due to higher volume.

     - The lending provision for losses was down 12% vs. last year, despite growth in outstanding loans and increased reserve coverage levels, due to exceptionally well-controlled credit.

     - Reserve coverage ratios, which are well in excess of 100% of past due balances, remained strong.

     -   WORLDWIDE CHARGE CARD: *

         -- The write-off and past-due rates improved versus last year and last quarter.

                                                                                 9/03             6/03             9/02
                                                                             ---------         --------        ---------
             Loss ratio, net of recoveries                                       0.28%            0.29%            0.40%
             90 days past due as a % of receivables                               2.0%             2.1%             2.4%

         -- Reserve coverage of past due accounts increased despite a small decline in the reserve.

                                                                                 9/03             6/03             9/02
                                                                             ---------         --------        ---------
             Reserves (MM)                                                       $921             $943             $934
             % of receivables                                                     3.5%             3.6%             3.9%
             % of 90-day past due accounts                                        174%             171%             161%


     -   U.S. LENDING: **

         -- The write-off rate improved versus last quarter and last year; past due levels improved versus last year, but rose slightly versus last quarter.

                                                                                 9/03             6/03             9/02
                                                                             ---------         --------        ---------
             Write-off rate, net of recoveries                                    5.0%             5.4%             5.7%
             30 days past due as a % of loans                                     2.8%             2.7%             3.2%

         -- While the reserve level declined slightly, coverage of loans was unchanged and coverage of past due accounts was maintained at the high end of historical levels.

                                                                                9/03              6/03              9/02
                                                                             ---------         --------        ---------
           Reserves (MM)                                                       $1,340           $1,350           $1,193
           % of total loans                                                       3.7%             3.7%             3.7%
           % of 30 day past due accounts                                          133%             136%             118%



* There are no off-balance sheet Charge Card securitizations. Therefore, "Owned basis" and "Managed basis" credit quality statistics for the Charge Card portfolio are the same.

** As previously described, this information is presented on a "Managed basis". "Owned basis" credit quality statistics are available in the Third Quarter 2003 Earnings Release on the TRS Selected Statistical Information page. Credit trends are generally consistent under both reporting methods.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                      AMERICAN EXPRESS FINANCIAL ADVISORS

(Preliminary)
                             Statements of Income
                            (Unaudited, GAAP basis)

(millions)
                                                                               Quarters Ended               Percentage
                                                                               September 30,                Inc/(Dec)
                                                                       -----------------------------     ----------------
                                                                            2003               2002
                                                                          ------             ------
Revenues:
     Investment income                                                      $551               $517              7%
     Management and distribution fees                                        606                551             10
     Other revenues                                                          368                320             16
                                                                          ------             ------
           Total revenues                                                  1,525              1,388             10
                                                                          ------             ------
Expenses:
     Provision for losses and benefits:
        Annuities                                                            277                259              7
        Insurance                                                            212                182             17
        Investment certificates                                               46                 46              -
                                                                          ------             ------
           Total                                                             535                487             10
                                                                          ------             ------
     Human resources                                                         511                457             12
     Other operating expenses                                                255                239              7
                                                                          ------             ------
           Total expenses                                                  1,301              1,183             10
                                                                          ------             ------
Pre-tax income                                                               224                205              9
Income tax provision                                                          27                 53            (49)
                                                                          ------             ------
Net income                                                                  $197               $152             30
                                                                          ======             ======

o    Net income increased 30%.
     -   3Q '03 included:
         --   A $29MM reduction in tax expense due to adjustments related to the finalization of the 2002 tax return filed during the quarter and the publication of favorable technical guidance related to the taxation of dividend income;
         --   $13MM ($8MM after-tax) of net investment losses;
         --   A net benefit of $2MM ($1MM after-tax) resulting from
              DAC-related adjustments arising from the annual third quarter review of underlying DAC assumptions and dynamics (see
              discussion on page 15); and,
         --   Increased legal and acquisition-related costs.

     -   3Q '02 included:
         -- A net $18MM increase in expenses from DAC-related adjustments arising from the annual third quarter review of underlying DAC assumptions and dynamics.

o    Total revenues increased 10% due to:
     - Increased management and distribution fees,
     - Greater insurance premiums, and
     - Higher investment income.

o The pre-tax margin was 14.7% in 3Q '03 versus 14.0% in 2Q '03 and 14.8% in 3Q '02.

o The effective tax rate decreased to 12% in 3Q '03 versus 25% in 2Q '03 and 26% in 3Q '02 due to a $29MM reduction in tax expense resulting from adjustments related to the finalization of the 2002 tax return filed during the quarter and the publication of favorable technical guidance related to the taxation of dividend income.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                 AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o SUPPLEMENTAL INFORMATION - NET REVENUES: In the following table, the Company presents AEFA's aggregate revenues on a basis that is net of provisions for losses and benefits because the Company manages the AEFA business and evaluates its financial performance, where appropriate, in terms of the "spread" on its products. An important part of AEFA's business is margin related, particularly the insurance, annuity and certificate businesses.

     One of the gross margin drivers for the AEFA business is the return on invested cash, primarily generated by sales of insurance, annuity and investment certificates, less provisions for losses and benefits on these products. These investments tend to be interest rate sensitive. Thus, GAAP revenues tend to be higher in periods of rising interest rates, and lower in times of decreasing interest rates. The same relationship is true of provisions for losses and benefits, only it is more accentuated period-to-period because rates credited to customers' accounts generally reset at shorter intervals than the yield on underlying investments. The Company presents for investors this portion of the AEFA business on a net basis to eliminate potentially less informative comparisons of period-to-period changes in revenue and provisions for losses and benefits in light of the impact of these changes in interest rates.

                                                                     Quarters ended                      Percentage
     (millions)                                                      September 30,                       Inc/(Dec)
                                                            ----------------------------------         ---------------
                                                                  2003                  2002
                                                                ------                ------
     Total GAAP Revenues                                        $1,525                $1,388                    10%
     Less: Provision for losses and benefits:
                    Annuities                                      277                   259
                    Insurance                                      212                   182
                    Investment certificates                         46                    46
                                                                ------                ------
                         Total                                     535                   487
                                                                ------                ------
     Net Revenues                                                $ 990                 $ 901                    10
                                                                ======                ======

     - On a net revenue basis, the pre-tax margin was 22.6% in 3Q '03, 21.5% in 2Q '03 and 22.8% in 3Q '02.

o    ASSETS OWNED, MANAGED AND ADMINISTERED:

                                                                                                        Percentage
     (billions)                                                             September 30,               Inc/(Dec)
                                                                    -----------------------------     ----------------
                                                                            2003            2002
                                                                          ------          ------
     Assets owned (excluding separate accounts)                            $53.3           $47.8              12%
     Separate account assets                                                27.6            21.1              31
     Assets managed                                                        213.3           122.7              74
     Assets administered*                                                   45.6            29.9              53
                                                                          ------          ------
            Total                                                         $339.8          $221.5              53
                                                                          ======          ======


     - Effective 9/30/03, the Company completed its acquisition of Threadneedle Asset Management. Consequently, 9/30/03 Assets Owned, Separate Account Assets and Assets Managed include $1.0B, $2.6B, and $81.1B, respectively, of assets acquired. Excluding Threadneedle, assets owned rose 10%, separate account assets rose 19%, and assets managed rose 8%; in total, assets rose 15%.

        * Includes non-branded administered assets. 9/30/02 balance excludes $3.1B of such assets.

o    ASSET QUALITY:

     - Overall, credit quality continues to improve with default rates continuing to decline versus both last year and throughout this year.
     - Non-performing assets relative to invested assets (excluding short-term cash positions) were 0.1% and were 342% covered by reserves, including those related to the impairment of securities.
     - High-yield investments (excluding unrealized appreciation/depreciation) totaled $2.5B, or 6% of the total investment portfolio at 9/03, 6/03 and 9/02.
     - The SFAS No. 115 related mark-to-market adjustment on the portfolio (reported in assets pre-tax) was appreciation of $1.2B at 9/03, $1.5B at 6/03 and $1.1B at 9/02.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                 AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o    INVESTMENT INCOME:

     - Investment income increased 7% as higher invested assets more than offset a lower average yield. In 3Q '03, $48MM of investment losses were partially offset by $35MM of investment gains. Results also benefited from the effect of appreciation in the S&P 500 on the value of options hedging outstanding stock market certificates and equity indexed annuities this year versus depreciation last year, which was offset in the related provisions. 3Q '02 included $3MM of net investment losses.

     - Average invested assets of $44.1B (including unrealized appreciation/depreciation) rose 12% versus $39.3B in 3Q '02 reflecting strong client interest in the underlying fixed rate products over the past year.
     - The average yield on invested assets (excluding realized and unrealized appreciation/depreciation) declined to 5.1% versus 5.7% in 3Q '02, reflecting the lower investment rate on new and reinvested money.
     - Spreads within the insurance and certificate products were down versus last quarter and last year. Annuity spreads were flat with last quarter and down versus last year.

o MANAGEMENT AND DISTRIBUTION FEES: The increase of 10% was due to a 4% increase in management fees and an 18% increase in distribution fees. The management fee increase resulted from higher average assets under management, excluding Threadneedle, reflecting improvement in equity market conditions, offset partially by net outflows within both institutional and retail activities over the past year. Distribution fees increased 18% on greater limited partnership product sales, increased brokerage-related activities and greater mutual fund fees.

     -   Assets Managed:

                                                                                                             Percentage
       (billions)                                                                September 30,               Inc/(Dec)
                                                                       -------------------------------    -----------------
                                                                               2003              2002
                                                                             ------            ------
       Assets managed for individuals                                         $96.6             $79.4              22%
       Assets managed for institutions                                        116.7              43.3               #
       Separate account assets                                                 27.6              21.1              31
                                                                             ------            ------
              Total                                                          $240.9            $143.8              68
                                                                             ======            ======

      # Denotes variance in excess of 100%

         -- The increase in managed assets since 9/02 resulted primarily from the Threadneedle acquisition, which added $83.7B in assets, as well as market appreciation of $17.6B, partially offset by net outflows of $4.2B.
         -- The $85.7B increase in managed assets during 3Q '03 resulted from the Threadneedle acquisition and market appreciation of $2.7B, partially offset by net outflows of $0.7B. The net outflows reflect net inflows of $0.5B within the retail channel, which were more than offset by net outflows in the institutional business.

o    PRODUCT SALES:
     - Total gross cash sales from all products were down 5% versus 3Q '02, but showed improvement in the latter part of the quarter. Branded advisor-generated sales decreased 5% on a cash basis, but increased 11% on the internally used "gross dealer concession" basis, which weights the sales of products to reflect their individual profitability dynamics.
     - Total mutual fund cash sales decreased 4% as proprietary sales declined while non-proprietary sales increased substantially. A significant portion of non-proprietary sales continued to occur in "wrap" accounts. Within proprietary funds:
         -- Sales of bond, equity and money market funds declined.
         -- Redemption rates continued to compare favorably with
            industry levels.
     - Total annuity cash sales fell 30% on decreases in both fixed annuities and the fixed account portion of variable annuity products. 3Q '02 annuity sales were at a historically high level due largely to additional new third party distribution capabilities. In recent quarters, proactive adjustments to product structure, compensation and pricing resulted in significantly lower sales volume through this channel.
     - Total cash sales of insurance products rose 16% reflecting substantially higher property-casualty sales, in part due to sales through Costco, and higher sales of life insurance products.
     - Total certificate cash sales increased 19% primarily reflecting greater sales of certificates sold to clients outside the U.S. through the joint venture between AEFA and AEB.
     - Total institutional cash sales decreased 8%, reflecting lower new account sales, partially offset by higher contributions.
     - Total other cash sales increased 14% due to higher limited partnership product sales.
     - Advisor product sales generated through financial planning and advice services were 75% of total sales in 3Q '03 versus 74% in 2Q '03 and 73% in 3Q '02.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                 AMERICAN EXPRESS FINANCIAL ADVISORS (Cont'd)

o OTHER REVENUES: Were up 16% on particularly strong property-casualty and higher life insurance-related revenues.
     - Financial planning and advice services fees of $35MM increased 28% versus 3Q '02.

o PROVISIONS FOR LOSSES AND BENEFITS: Annuity product provisions increased 7% due to a higher average inforce level and the effect of appreciation in the S&P 500 on equity indexed annuities this year versus depreciation last year, partially offset by lower crediting rates. Insurance provisions increased 17% as higher inforce levels were partially offset by lower life insurance crediting rates. Certificate provisions were flat as the effect on the stock market certificate product of appreciation in the S&P 500 this year versus depreciation last year and higher average reserves were offset by lower crediting rates.

o HUMAN RESOURCES: Expenses increased 12% reflecting merit increases, greater employee benefit costs, higher management incentive costs for home office employees, and higher field force compensation-related costs. These were partially offset by a net $21MM increase in favorable DAC adjustments* this year versus last year. Within the home office, the average number of employees was down 3% (excluding Threadneedle).
     - TOTAL ADVISOR FORCE: 11,742 at 9/03; up 389 advisors, or 3%, versus 9/02 and up 75 advisors versus 6/03.

         -- The increase in advisors versus 6/03 reflects higher appointments coupled with lower terminations.
         -- Veteran advisor retention rates remain strong.
         -- Total production and advisor productivity were up
            versus last year.
     - The total number of clients increased 3%, client acquisitions rose 15% and accounts per client were flat. Client retention exceeded 93%.

o OTHER OPERATING EXPENSES: Increased 7% versus last year primarily reflecting legal and acquisition-related costs and an $11MM increase in marketing and promotion expense. These were partially offset by a lower minority interest expense related to premium deposits (the joint venture with AEB). The impact of unfavorable DAC adjustments* was approximately the same in both periods.

     * As disclosed in prior reports, AEFA annually reviews and updates various DAC assumptions, such as persistency, mortality rate, interest margin and maintenance expense level assumptions, in the third quarter of each year. The impact on results of operations of changing assumptions with respect to the amortization of DAC can be either positive or negative in any particular period. As a result of these reviews, AEFA took actions in both 2003 and 2002 that impacted the DAC balance and expenses.

       - In 3Q '03, these actions resulted in a net $2MM in DAC amortization expense reduction ($22MM reduction in human resources and $20MM increase in other operating expense) reflecting:
         -- A $106MM DAC amortization reduction resulting from extending 10-15 year amortization periods for certain Flex Annuity products to 20 years based on current measurements of meaningful life in which exchanges of Flex Annuity contracts for other AEFA variable annuity contracts are treated as continuations rather than terminations;
         -- A $92MM DAC amortization increase resulting from the recognition of premium deficiency on AEFA's Long-Term Care Products; and
         -- A $12MM net DAC amortization increase across AEFA's Universal Life, Variable Universal Life and annuity products, primarily reflecting lower than previously assumed interest rate spreads, separate account fee rates, and account maintenance expenses.

       - In 3Q '02, these actions resulted in a net $44MM increase in expenses ($1MM reduction in human resources and $45MM increase in other operating expense) reflecting:
         --   A $173MM DAC amortization increase resulting from resetting the customer asset value growth rate assumptions for variable annuity and variable life products to anticipate near-term and long-term growth at an annual rate of 7%; and
         --   A $155MM DAC amortization reduction from revising certain
              mortality and persistency assumptions for universal and variable universal life insurance products and fixed and variable annuity products to better reflect actual experience and future
              expectations.
         --   These two items resulted in a net increase in expenses of $18MM.
         --   In addition, expenses increased $26MM from the revision of the types and amounts of costs deferred, in part to reflect the impact of advisor platform changes and the effects of related reengineering. This revision, which resulted in an increase in ongoing expenses, is also impacting the 2003 quarterly results.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                             AMERICAN EXPRESS BANK

(Preliminary)
                             Statements of Income
                                  (Unaudited)

(millions)                                                          Quarters Ended                     Percentage
                                                                    September 30,                      Inc/(Dec)
                                                          -----------------------------------      ----------------------
                                                               2003                2002
                                                             ------              ------
Net revenues:
    Interest income                                            $139                $158                      (12) %
    Interest expense                                             52                  63                      (18)
                                                             ------              ------
       Net interest income                                       87                  95                       (7)
    Commissions and fees                                         58                  54                        7
    Foreign exchange income & other revenues                     54                  50                        8
                                                             ------              ------
       Total net revenues                                       199                 199                        -
                                                             ------              ------
Expenses:
    Human resources                                              71                  62                       18
    Other operating expenses                                     69                  64                        7
    Provision for losses                                         20                  37                      (47)
    Restructuring charges                                        (2)                 (2)                     (32)
                                                             ------              ------
       Total expenses                                           158                 161                       (1)
                                                             ------              ------
Pre-tax income                                                   41                  38                        5
Income tax provision                                             14                  13                        4
                                                             ------              ------
Net income                                                      $27                 $25                        5
                                                             ======              ======

o Net income increased 5% as a significantly lower provision for losses offset higher human resources expense.
     - 3Q '03 includes a net pretax benefit of $2MM ($1MM after-tax) representing an adjustment to the 3Q '02 restructuring charge for severance and other costs.
     - 3Q '02 includes a net pretax benefit of $2MM ($1MM after-tax) reflecting an adjustment to 2001's restructuring charge reserve of $6MM ($3MM after-tax), which was partially offset by a 3Q '02 restructuring charge of $4MM ($2MM after-tax) reflecting the Bank's efforts to further rationalize certain operations.

o        Net revenues were flat.
     - Net interest income declined 7% due to lower levels of Personal Financial Services (PFS) loans, reflecting the Bank's decision to temporarily curtail loan origination in Hong Kong, and declining loans in Corporate Banking, due to AEB's exit strategy. These negative effects were partially offset by strong growth in loans within Private Banking and the Financial Institutions Group (FIG), in addition to some overall spread improvement.
     - Commissions and fees were up 7% due to higher volumes in FIG, partially offset by lower volumes in PFS.
     - Foreign exchange income & other revenues increased 8% due to higher Private Banking client activity and mark-to-market gains on FIG investments in mutual funds, partially offset by lower earnings within premium deposits (the joint venture with AEFA).

o Human resource expenses were up 18% reflecting merit increases, greater employee benefit costs, higher management incentives, and severance costs related to the Bank's downsizing of its operations in Greece.

o Other operating expenses increased 7% due to higher technology expenses and currency translation losses, previously recorded in Shareholders' Equity, resulting from the Bank's scaling back of activities in Europe, partially offset by a gain on the sale of real estate in Greece.

o The provision for losses decreased 47% due to lower PFS loan volumes and an improvement in bankruptcy related write-offs in the consumer lending portfolio in Hong Kong.

o        AEB remained "well-capitalized".

                                        9/03              6/03              9/02           Well-Capitalized
                                   ---------------    -------------     -------------     --------------------
     Tier 1                            10.5%             10.5%             10.2%                 6.0%
     Total                             10.8%             10.7%             10.9%                10.0%
     Leverage Ratio                     6.0%              5.5%              5.3%                 5.0%

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                        AMERICAN EXPRESS BANK (Cont'd)


o    EXPOSURES
     - AEB's loans outstanding were $6.2B at 9/03 versus $5.8B at 6/03 and $5.5B at 9/02. Activity since 9/02 included a $200MM net decrease in corporate banking and other loans, a $300MM increase in financial institution loans and a $600MM net increase in consumer and private banking loans, consisting of an $800MM increase in private banking loans and a $200MM decline in PFS loans. Activity since 6/03 included a $100MM increase in financial institution loans and a $300MM net increase in consumer and private banking loans, consisting of a $400MM increase in private banking loans and a $100MM decline in PFS loans. Consumer and private banking loans comprised 67% of total loans at 9/03, 66% at 6/03 and 66% at 9/02; corporate banking and other loans comprised 5% of total loans at 9/03, 6% at 6/03, and 9% at 9/02; and financial institution loans comprised 28% of total loans at 9/03, 28% at 6/03, and 25% at 9/02.

     - In addition to the loan portfolio, there are other banking activities, such as forward contracts, various contingencies and market placements, which added approximately $8.0B to the credit exposures at 9/03, $7.8B at 6/03, and $7.2B at 9/02. Of the $8.0B of additional exposures at 9/03, $5.9B were relatively less risky cash and securities related balances.

       ($ in billions)                                                        9/30/03
                                               -----------------------------------------------------------------------

                                                                              Net
                                                                           Guarantees                                  6/30/03
                                                             FX and           And                       Total           Total
       Country                                    Loans   Derivatives     Contingents     Other(1)   Exposure(2)     Exposure(2)
       -------                                    -----   -----------     -----------     -----      --------        --------
       China                                        $ -             $ -             $ -        $ -             $ -           $0.1
       Hong Kong                                    0.8               -               -        0.1             1.0            0.9
       Indonesia                                      -               -               -          -             0.1            0.1
       Singapore                                    0.8               -             0.1        0.1             1.1            1.0
       Korea                                        0.3               -               -          -             0.3            0.3
       Taiwan                                       0.2               -               -        0.3             0.5            0.5
       Japan                                          -               -               -        0.2             0.2            0.2
       Other                                          -               -             0.1        0.1             0.2            0.2
                                               --------        --------        --------   --------        --------       --------
           Total Asia/Pacific Region (2)            2.2             0.1             0.3       0.8              3.4            3.2
                                               --------        --------        --------   --------        --------       --------
       Chile                                        0.1               -               -          -             0.1            0.1
       Brazil                                       0.3               -               -        0.1             0.4            0.4
       Mexico                                         -               -               -          -               -            0.1
       Cayman Islands                               0.8               -             0.2        0.1             1.1            1.0
       Other (3)                                    0.1               -               -          -             0.1            0.1
                                               --------        --------        --------   --------        --------       --------
           Total Latin America (2)                  1.2               -             0.3        0.3             1.9            1.8
                                               --------        --------        --------   --------        --------       --------
       India                                        0.3               -               -        0.3             0.7            0.7
       Pakistan                                       -               -               -        0.1             0.2            0.2
       Other                                          -               -               -        0.1             0.2            0.2
                                               --------        --------        --------   --------        --------       --------
                                                      -
           Total Subcontinent (2)                   0.4               -             0.1        0.5             1.0            1.0
                                               --------        --------        --------   --------        --------       --------
       Egypt                                        0.1               -               -        0.1             0.2            0.2
       Other                                        0.1               -               -          -             0.2            0.3
                                               --------        --------        --------   --------        --------       --------
           Total Middle East and Africa (2)         0.2               -             0.1        0.2             0.4            0.5
                                               --------        --------        --------   --------        --------       --------

           Total Europe (2)                         1.5             0.1             0.4        2.7             4.7            4.4

           Total North America (2)                  0.7             0.1             0.1        1.8             2.7            2.7
                                               --------        --------        --------   --------        --------       --------

       Total Worldwide (2)                        $ 6.2           $ 0.3            $1.3      $ 6.4           $14.2         $ 13.6
                                               ========        ========        ========   ========        ========       ========

        (1)Includes cash, placements and securities.
        (2)Individual items may not add to totals due to rounding.
        (3)Total exposures to Argentina at 9/30/03 were $29MM, which includes loans of $14MM, compared to 6/30/03 exposures of $28MM, including $17MM of loans.
        Note: Includes cross-border and local exposure and does not net local funding or liabilities against any local exposure.

                           AMERICAN EXPRESS COMPANY
                          THIRD QUARTER 2003 OVERVIEW
                        AMERICAN EXPRESS BANK (Cont'd)


o Total non-performing loans* were $84MM at 9/03, compared to $102MM at 6/03 and $120MM at 9/02 as AEB continues to wind down its Corporate Banking business. The decreases reflect loan payments and write-offs, partially offset by net downgrades, mostly in Egypt and India.

o Other non-performing assets were $15MM at 9/03, $16MM at 6/03 and $17MM at 9/02.

o AEB's total credit loss reserves at 9/03 of $125MM compared with $151MM at 6/03 and $166MM at 9/02, and are allocated as follows:

     (millions)                                          9/03          6/03            9/02
                                                     ----------    -----------     -----------
     Loans                                                $117           $142            $156
     Other Assets, primarily foreign
      exchange and other derivatives                         6              5               9
     Unfunded contingents                                    2              4               1
                                                     ---------     -----------     -----------
         Total                                            $125           $151            $166
                                                     =========     ===========     ==========

     - Loan loss reserve coverage of non-performing loans* of 138% at 9/03, 139% at 6/03 and 129% at 9/02.

o Management formally reviews the loan portfolio and evaluates credit risk throughout the year. This evaluation takes into consideration the financial condition of the borrowers, fair market value of collateral, status of delinquencies, historical loss experience, industry trends and the impact of current economic conditions. As of September 30, 2003, management considers the loss reserve to be appropriate.



     * AEB defines a non-performing loan as any loan (other than certain smaller-balance consumer loans) on which the accrual of interest is discontinued because the contractual payment of principal or interest has become 90 days past due or if, in management's opinion, the borrower is unlikely to meet its contractual obligations.

         For smaller-balance consumer loans related to the Personal Financial Services business, management establishes reserves it believes to be adequate to absorb credit losses in the portfolio. Generally, these loans are written off in full when an impairment is determined or when the loan becomes 120 or 180 days past due, depending on loan type. For this portfolio, 30-day past due rates were 5.3% at 9/03, as compared to 5.5% at 6/03 and 4.9% at 9/02.

              INFORMATION RELATING TO FORWARD LOOKING STATEMENTS

This supplement includes forward-looking statements, which are subject to risks and uncertainties. The words "believe," "expect," "anticipate," "optimistic," "intend," "plan," "aim," "will," "should," "could," "likely," and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to: the company's ability to successfully implement a business model that allows for significant earnings growth based on revenue growth that is lower than historical levels, including the ability to improve its operating expense to revenue ratio both in the short-term and over time, which will depend in part on the effectiveness of reengineering and other cost control initiatives, as well as factors impacting the company's revenues; the company's ability to grow its business and meet or exceed its return on shareholders' equity target by reinvesting approximately 35% of annually-generated capital, and returning approximately 65% of such capital to shareholders, over time, which will depend on the company's ability to manage its capital needs and the effect of business mix, acquisitions and rating agency requirements; the ability of the company to generate sufficient revenues for expanded investment spending and to actually spend such funds over the remainder of the year to the extent available, particularly if funds for discretionary spending are higher than anticipated, and the ability to capitalize on such investments to improve business metrics; credit risk related to consumer debt, business loans, merchant bankruptcies and other credit exposures both in the U.S. and internationally; fluctuation in the equity and fixed income markets, which can affect the amount and types of investment products sold by AEFA, the market value of its managed assets, and management, distribution and other fees received based on the value of those assets; AEFA's ability to recover Deferred Acquisition Costs (DAC), as well as the timing of such DAC amortization, in connection with the sale of annuity, insurance and certain mutual fund products; changes in assumptions relating to DAC, which could impact the amount of DAC amortization; the ability to improve investment performance in AEFA's businesses, including attracting and retaining high-quality personnel; the success, timeliness and financial impact, including costs, cost savings and other benefits including increased revenues, of re-engineering initiatives being implemented or considered by the company, including cost management, structural and strategic measures such as vendor, process, facilities and operations consolidation, outsourcing (including, among others, technologies operations), relocating certain functions to lower cost overseas locations, moving internal and external functions to the Internet to save costs, and planned staff reductions relating to certain of such re-engineering actions; the ability to control and manage operating, infrastructure, advertising and promotion and other expenses as business expands or changes, including balancing the need for longer-term investment spending; the potential negative effect on the company's businesses and infrastructure, including information technology systems, of terrorist attacks, disasters or other catastrophic events in the future; the impact on the company's businesses resulting from continuing geopolitical uncertainty; the overall level of consumer confidence; consumer and business spending on the company's travel related services products, particularly credit and charge cards and growth in card lending balances, which depend in part on the ability to issue new and enhanced card products and increase revenues from such products, attract new cardholders, capture a greater share of existing cardholders' spending, sustain premium discount rates, increase merchant coverage, retain cardmembers after low introductory lending rates have expired, and expand the global network services business; the ability to manage and expand cardmember benefits, including Membership Rewards(R), in a cost effective manner and to accurately estimate the provision for the cost of the Membership Rewards(R) program; the triggering of obligations to make payments to certain co-brand partners, merchants, vendors and customers under contractual arrangements with such parties under certain circumstances; successfully cross-selling financial, travel, card and other products and services to the company's customer base, both in the U.S. and internationally; a downturn in the company's businesses and/or negative changes in the company's and its subsidiaries' credit ratings, which could result in contingent payments under contracts, decreased liquidity and higher borrowing costs; fluctuations in interest rates, which impact the company's borrowing costs, return on lending products and spreads in the investment and insurance businesses; credit trends and the rate of bankruptcies, which can affect spending on card products, debt payments by individual and corporate customers and businesses that accept the company's card products and returns on the company's investment portfolios; fluctuations in foreign currency exchange rates; political or economic instability in certain regions or countries, which could affect lending and other commercial activities, among other businesses, or restrictions on convertibility of certain currencies; changes in laws or government regulations; the costs and integration of acquisitions; the ability to accurately interpret the recently issued accounting rules related to the consolidation of variable interest entities, including those involving collateralized debt obligations and secured loan trusts and limited partnerships that the company manages and/or invests in, the impact of which on both the company's balance sheet and results of operations could be greater or less than that estimated by management to the extent that after additional experience with and interpretation of such rules the company would need to revise estimates of the consolidation impact with respect to such investments and re-evaluate the impact of the rules on certain types of structures; and outcomes and costs associated with litigation and compliance and regulatory matters. A further description of these and other risks and uncertainties can be found in the company's Annual Report on Form 10-K for the year ended December 31, 2002, and its other reports filed with the SEC.